Exhibit 99.1

CONFERENCE CALL TRANSCRIPT

SAIA – Q3 2017 EARNINGS CONFERENCE CALL EVENT

DATE/TIME: October 27, 2017/10:00AM ET

CORPORATE PARTICIPANTS

Doug Col Saia, Inc. – Treasurer

Rick O’Dell Saia, Inc. – CEO, President and Director

Fritz Holzgrefe Saia, Inc. – CFO, Executive Vice President and Secretary

CONFERENCE CALL PARTICIPANTS

Todd Fowler, KeyBanc Capital Markets, Inc. - Analyst

Brad Delco, Stephens, Inc. – Analyst

Scott Group, Wolfe Research LLC – Analyst

David Ross, Stifel, Nicolaus & Co., Inc. - Analyst

Jason Seidl, Cowen & Co. LLC - Analyst

PRESENTATION

Operator

Good day, everyone. And welcome to the Saia Incorporated Third Quarter 2017 Results Conference. Today’s call is being recorded.

At this time, I would like to turn the conference over to Doug Col. Please go ahead.

Doug Col

Thank you, April. Good morning, everyone. Welcome to Saia’s third quarter 2017 conference call. Hosting today’s call are Rick O’Dell, Saia’s President and Chief Executive Officer; and Fritz Holzgrefe, our Executive Vice President of Finance and Chief Financial Officer.

Before we begin, you should note that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all the other statements that might be made on this call, that are not historical facts, are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

I’m going to go ahead and turn the call over to Rick O’Dell.

Rick O’Dell

Good morning and thank you for joining us to discuss Saia’s results. This morning, we announced our third quarter 2017 financial results, with third quarter diluted earnings per share of $0.55 compared to $0.54 in the third quarter last year. Third quarter results, we will discuss today, were impacted by two significant hurricanes which affected a wide swath of the southern half of the United States. Hurricane Harvey disrupted operations across much of Texas while Hurricane Irma impacted the entire State of Florida and was felt all across the Southeast to some extent.

I am pleased to report though there were significant impacts on volumes in the days surrounding these storms, our employees and their families are safe. Our facilities were not meaningfully damaged from a structural standpoint and in all locations we were able to restore operations a few days thereafter.

Third quarter results reflected good volume growth that has accelerated into October. The pricing environment remains rationale and I am pleased with our 8% improvement in LTL yield. Contractual renewals increased an average of about 6% across 325 contracts.

Saia again posted a year-over-year improvement in our cargo claims ratio; strong customer service remains key to our ability to grow and enhance yield with customers who place a value on Saia’s quality service.

I’d now like to mention a few of the key operating highlights from the quarter.

•	LTL shipments per work day rose 3.1%.

•	LTL tonnage per work day rose 3.6%.

•	LTL weight per shipment increased by 0.5%, length of haul of 813 miles was 3% longer than a year ago and was also up sequentially from the second quarter.

•	Revenue per LTL shipment rose 8.5%.

•	Our cargo claims ratio of 0.74% improved from 0.87% in the third quarter of last. Cargo claims filed per day are down 7% from the third quarter of a year ago despite the increased volume.

•

Purchased transportation miles in the third quarter were 11.6% of total miles compared with 8.7% last year. Purchased transportation use was heavier following the storm to get the network quickly back into cycle for our customers and certainly the service the impacted areas.

•	Fuel mileage improvements across the fleet continue to be a positive as we averaged 7.12 miles per gallon in the third quarter compared to 7.04 a year ago.

With these general comments, I’m going to go ahead and turn the call over to Fritz Holzgrefe to review our financial results.

Fritz Holzgrefe

Thanks, Rick, and good morning, everyone.

Third quarter revenue of $350 million was 10.6% higher than a year ago, benefiting from positive shipments, tonnage, fuel surcharge revenue, and yield improvement. We estimate that the revenue was negatively impacted by approximately $3.5 million as a result of lost volumes during both hurricanes in the quarter.

Third quarter operating income rose by 8.6% to $24.6 million compared to $22.6 million earned in the third quarter of 2016. Hurricanes created an approximate $2 million negative impact on operating income, a function of lost revenue as well as incremental operational and recovery costs and fixed costs that remained during terminal closures.

A few of the key expense items, which impacted the third quarter results, are as follows:

•

Salary, wages and benefits rose 9.1% to $194.9 million in the third quarter, reflecting the impact of an average wage increase to 3% in July, higher healthcare costs and incremental labor related to year-over-year shipment growth in the quarter including our expansion into new markets in Pennsylvania and New Jersey.

•

Fuel expense rose 19.1% over last year, offset by increased fuel surcharge revenue, which rose 22.6% from a year ago. Fuel surcharge revenue was 11.3% of revenue in the third quarter compared to 10.2% in the third quarter last year. Purchased transportation expense in the third quarter rose by 47.4% to $23.1 million and was 6.6% of revenue versus 5% last year, a function of higher purchased transportation utilization as well as higher cost per mile.

•

Outside maintenance and parts expense fell by 8% compared to the third quarter last year, reflecting the benefits of operating a newer tractor fleet with more units under warranty. Claims and insurance expense in the third quarter fell 14.5% to $8.5 million compared to $10 million last year. Depreciation and amortization expense rose 12.1% to $22.3 million compared to $19.9 million in the prior year quarter. And the increase reflects our continued infrastructure and equipment investments.

•

Our effective tax rate was 38.5% for the third quarter of 2017 compared to 35.9% in the third quarter of 2016. For the full year, we expect our tax rate will be approximately 37%. At September 30, 2017, total debt was $127.2 million; net debt to total capital was 19.3%. This compares to total debt of $94.2 million and net debt to total capital of 16.6% at September 30, 2016.

•

Net capital expenditures for the first nine months of 2017 were $183.9 million, including equipment acquired with capital leases. This compares to $142.5 million of net capital expenditures in the first nine months of 2016. For the full year 2017, we expect net capital expenditures will be approximately $230 million, including investments in terminal infrastructure improvements as well as continued investments to lower the age of our tractor, trailer and forklift fleets.

Now, I’d like to turn the call back to Rick.

Rick O’Dell

Thanks, Fritz. We are very encouraged by the early results from incremental business and our expanded Northeastern coverage, which thus far has modestly exceeded our expectations. Along with the four terminals we opened on May the 1st, we opened an additional terminal in Laurel, Maryland on October 16th. This new terminal is well-positioned to allow us to service customers in and around the Baltimore and Washington D.C. areas. In December, we will open our sixth new terminal of 2017 in Allentown, Pennsylvania. In 2018, we plan to open an additional four to five terminals in the Northeast and we’ll share locations and timings as those plans are finalized.

Along with the $230 million that we’ll have invested in our business in 2017, we plan to spend that much or more in 2018. While some of the capital will certainly go to our expanding service geography in the Northeast, we are also investing in expansion in other parts of our network where larger or multiple terminals will give us an enhanced service capability and market share opportunities.

Our value proposition around quality, on-time performance and low cargo claims continues to allow us to see positive momentum on the pricing front while still growing LTL volumes. Daily execution for the customer is our goal. And as we are successful with that we expect to be well-positioned for market share gains in existing markets as well as our expanding coverage areas.

With these comments, we are now ready to answer your questions. Operator.

QUESTION AND ANSWER SESSION

Operator

And we will first hear from Todd Fowler of KeyBanc Capital Markets.

Todd Fowler

Great. Thanks. Good morning. So, nice job in kind of managing through the weather issues during the quarter. I guess, given all kind of the moving parts and the noise, can you help us think about what we should expect from a progression standpoint into the fourth quarter? I guess, as we think about maybe the OR, or maybe some puts and takes in the third quarter as you move into the fourth quarter?

Rick O’Dell

Sure. So, if you normalize for safety, the fourth quarter operating ratio usually declines between 1 and 1.5 points. Obviously, there is a lot of moving parts around workdays and how they fall around the holidays, timing of general rate increases, now we have our expansion cost and benefits, and then obviously the third quarter results. So, given our third quarter results and our current trends, we would expect a flat to modest deterioration in the OR into the fourth quarter.

Todd Fowler

Okay. That helps, Rick, and that’s obviously why I was asking the question. So, maybe just on the tonnage environment during the quarter. Do you have the -- or could you share with us what the September tonnage is, what you’re seeing into October? And then, maybe an idea of what you think you’ve picked up from the Northeast during the third quarter and how that should trend for the rest of the year?

Fritz Holzgrefe

Sure. So, Todd, if I were -- this is Fritz -- if I were to break apart the quarter, LTL tonnage and shipments, July, August and September were positive 2.8%, plus 2.3% in August, plus 5.8% in September. I should point out that if you adjust for the July 3rd, which was a Monday before the fourth, if you take that, adjust for that, our July tonnage would have been plus 4.6%. So, full quarter tonnage then is 3.6%, adjusted for that holiday is 4.1%. If you take the shipments number, the 2.5% 1.9% and 5.1%, all positive year year-over-year, making that same adjustment for the July 3rd was plus 4.3% in July versus the 2.5%. So for the full quarter, reported plus 3.1%, sort of highlighting July as plus 3.7% on shipments.

Todd Fowler

And then, Fritz, there still will be something on top of that. There is another 100 basis points for the storm in addition to the July 3rd holiday?

Fritz Holzgrefe

Yes. I would -- roughly about 100 basis points for the impact of tonnage and shipments related to the hurricanes…

Rick O’Dell

But they are through the quarter.

Fritz Holzgrefe

Yes, through the quarter.

Rick O’Dell

Which is really mostly -- it’s actually across August and first week of September. Right?

Fritz Holzgrefe

Yes, exactly.

Todd Fowler

And then, what about the -- what would you estimate the impact from the Northeast? And if you could care to share what we’re trending at October to-date that could be helpful?

Fritz Holzgrefe

Yes. So, quarter-to-date or October-to-date I should say, tonnage is plus 6.5%, shipments are plus 6.9% year-over-year.

Todd Fowler

Okay.

Rick O’Dell

And then, on the Northeast revenue, I guess there is just so much noise in the third quarter shipment and tonnage trends with the adjustments of 3PL pricing and the hurricane impacts. So, I think what we’d like to do is just talk about October in terms of what some of those segments might look like. So, in October, the Northeast expansion represents about 4.5% of revenue and I think in 2Q when the run rate was little bit under 3%. And I would note that since the Baltimore terminal opened just two weeks ago, the run rate -- this is accelerated to over 5% of our revenue. So, we’re really pleased with the customer response to our enhanced service offering.

Todd Fowler

Okay. Yes. That’s helpful commentary. And then, just on the purchased transportation, here in the quarter, I understand that there is additional usage to get the network back into cycle; there is also cost pressure. Is this a situation where purchased transportation is going to remain elevated for a period of time or should that start to step down as you move through or as the network cycles back after the storm issues? How do we think about purchased transportation going forward?

Rick O’Dell

Yes. I think it would come down a little bit. Although I would also comment that with our length of haul continuing to increase, particularly with some of our -- with the Northeast expansion, there is increased use of rail that is an efficient use of purchased transportation too. So, you’ll see some of that will continue. And then, at some times, as you have volume spikes right. You may use purchased transportation to supplement, it may be a bit suboptimal and over time you do your staffing and reoptimize that.

Todd Fowler

Okay. And the last one I have, and I’ll turn it over, but, I know this is preliminary. But, thinking about as you move into 2018 more investment in the Northeast coming but also some benefits from the initial investment. Could you help us think about at maybe a high level? I think in the past you’ve talked about seeing 100 to 200 basis points of normalized -- or of margin improvement kind of in a normalized environment with what we’re seeing freight fundamentals and rates and then balancing with the organic growth that you are doing. How should we think about the ability to improve margins into next year? Thanks.

Rick O’Dell

Yes. I mean, I think the opportunities are significant and I think more -- what we are obviously focusing on is capitalizing on the investment in Northeast to grow the top-line as well as we think that will be clearly be positive to the bottom line as well. We are making investments in Saia’s existing geography as well as some incremental investments in the Northeast, which you have to invest in both facilities and people et cetera ahead of your -- to create capacity ahead of your expansion. So, given those things, obviously, we would clearly expect to see kind of double-digit top line growth and 100 basis points or maybe a little bit more, around a 100 basis points probably on the bottom line, due to some of the investments that we are making.

Todd Fowler

Okay that is helpful. Thanks for your time.

Operator

Next, we’ll hear from Brad Delco of Stephens.

Brad Delco

I wanted to make a joke and say all my questions have been answered but I don’t know if that’s funny. Todd asked all the good ones. One of the questions I had, you saw some nice acceleration based on the tonnage numbers that Fritz gave. You sort of alluded to the fact that the aggressive pricing actions with 3PLs you think would eventually come back. Do you think that’s what’s sort of driving September, October tonnage or do you think it is more traction in the Northeast?

Rick O’Dell

It’s more continued traction in the Northeast but that business -- a lot of that business has come back. I mean, just to give you a perspective, in May, 3PL -- that blanket 3PL business was up 17% on shipments; in July, it was down 17%; and now, it’s only down 3%. So, the business is kind of returning, not fully back to where it was in pre-pricing adjustments but kind of it’s coming back anyway. Right?

Brad Delco

At the double-digit increases that were put through?

Rick O’Dell

Correct.

Brad Delco

Gotcha. And then, when you think about yield, and I understand that it was positively impacted by length of haul and weight per shipment, but you are not seeing probably as much flow through to the bottom line. Should we just read that as to a bunch of noise related to storms and costs associated with that? I think most people expected you to see some of the greatest disruption amongst the LTLs, given your Houston exposure. But, I am just trying to get a sense of when we really start to see your great pricing kind of start driving a lot of margin improvement.

Rick O’Dell

Yes. I think there was an impact of the storms which we estimate to be about $2 million. So that’s about 0.7% on the operating ratio, 0.6% on the operating ratio. So, we would have seen some good improvement. Again, there are some investments throughout our network and in the Northeast that are some incremental costs that were costs in our run rate that we’re making as well, both in equipment, facilities and people. So, I think that’s having some impact. But, we would expect to continue to progress the operating ratio.

Brad Delco

Okay. And then, last one for me. I think, Fritz maybe mentioned, CapEx next year related to building out some of your sort of legacy network. Where do you think you stand with that network in terms of door capacity? I guess, the question is, are you reacting to the need for additional capacity in the network or you’re trying to be a little bit proactive with those investments?

Rick O’Dell

Proactive. I mean, we have a few tight spots, but it’s more proactive where we’re really making some investments that we hadn’t made before probably or on facility availability. And especially, when you end up doing a construction project, obviously, it’s a -- by the time you get those complete et cetera, there is a little bit of reaction to it, but it’s a material expansion in capacity.

Fritz Holzgrefe

Just to add to that Brad, it’s also -- I know, we’ve talked to you about it before, but it’s much -- in many, cases, it’s about getting closer to the customer. So, some of the locations and markets, it’s adding a second terminal that is maybe geographically closer to the some of the customer base.

Brad Delco

Gotcha. That makes sense. And I guess the question is, as it stands today, you have capacity to grow into in sort of your existing network. Could you quantify that, 10% - 15% what type of latent capacity you think you have in that network?

Rick O’Dell

Yes. It’s 10% to 15%, every time we look at it.

Brad Delco

Okay well that is all for me. Thanks guys.

Operator

Next, we’ll hear from Scott Group, Wolfe Research.

Scott Group

I wanted to ask about pricing. So, I think you said 6% renewals in the quarter. Is there a way to -- the 8% number from last quarter, is there a way to adjust that for the 3PL pricing? Meaning, ex that big increase on 3PLs, it would have been 5% or 6%. I just want to understand if the pricing environment underlying is accelerating or not?

Rick O’Dell

Yes. I think it was in the 5% to 6% previously as well, absent those 3PL adjustments.

Scott Group

Okay. So, accelerating a little bit. So, I guess, the truckload pricing is going to get a lot better next year. Your pricing, LTL pricing has already been really good. Do you think that the better truckload pricing means that your pricing can get even better next year or is it sort of, hey, we’ve already been doing well and we just want to maintain the 5% - 6% pricing that we’re already getting or do you think it can get even better.

Rick O’Dell

I think 5% to 6% is probably the most reasonable range. I mean, it could get modestly better. I think that’s a pretty robust number.

Scott Group

No, for sure. Yes, okay. On the purchased transportation side, could you just give us a sense of what percent of your linehaul miles are you doing PT on and how much of that is rail and how much of that is truck?

Rick O’Dell

We said the percentage was 11% -- yes, hang on a second, I have in my comments.

Doug Col

Hey, Scott. Purchased transportation miles were 11.6% of total line haul miles and that compares to 8.7% of last year.

Scott Group

And do you have a rough split of how much of that’s rail and how much of that’s truck?

Rick O’Dell

I don’t have it in front of me. We can give it to you offline.

Scott Group

And then, just two small things just for our models for next year. You have, Fritz, an initial tax rate. And then, as you take on some debt for the CapEx, what’s a good interest rate to assume?

Fritz Holzgrefe

Yes. So, I think the tax rate probably around 38% full year. Now, you will see some volatility during the quarters, similar to what you saw this past year. But, I think for full year that’s probably a reasonable estimate. And for borrowing costs, I mean, we typically are -- capital lease rates, longer term rates are probably somewhere around 2.5% to 3%, creeping above 3% a little bit but we’re -- probably around 2%-ish for credit line borrowing, so.

Scott Group

Okay, perfect. And if I just heard right, the tax rate 38% next year but 37% this year.

Fritz Holzgrefe

Yes.

Scott Group

Okay. Thank you guys.

Operator

Next, we will hear from David Ross of Stifel.

David Ross

Good morning, gentlemen. Great to see you open up in Baltimore.

Rick O’Dell

Yes, right.

David Ross

Yes. Everybody needs a little more Baltimore in their life. But…

Rick O’Dell

Have you seen our trucks there yet?

David Ross

I have not, but I will keep a look at it. As you remember, I moved to Miami last year. I am not there as much as I used to be, but when I go back for Thanksgiving, I will definitely take a look and send you some pics. On the driver side, you talked about the annual pay increase you took this summer. Is there anything you need to do more in select markets or with select positions in terms of the workforce?

Rick O’Dell

Yes. So, the number we quote is an average across all the markets that we operate in or all the job classes, meaning there may be a market where we provide a higher rate to may be the drivers or mechanics somewhere else. I would expect next year a similar sort of view, maybe a little bit higher average rate, but it’s going to be mixed by market again. But, we tend to benchmark by market.

David Ross

Okay. And then, Fritz, specifically on the markets, where are you seeing the most wage pressure, for drivers in particular?

Fritz Holzgrefe

I think, it’s the ones you traditionally hear, like the Chicagos, Oakland, Denver, at times, Houston region.

David Ross

And are those the ones that have the highest pay currently or just the most upward wage pressure?

Fritz Holzgrefe

They tend to be generally the highest paid markets today.

David Ross

Okay. And then the competitive landscape in the Northeast because it’s a new geography for you all, are you finding the competitive landscape any different there than the other regions that you compete in now, or how do you think it differs?

Fritz Holzgrefe

I would say, it’s similar. From a hiring perspective, one of the benefits that we have with our being a new entrant to the market, the opportunity for a driver to come work for us and maybe we hire on the seniority scale, and thus be able to pick more attractive routes or routes that he is more interested in. That’s a little bit of a sort of qualitative benefit we have right now. But, I think that it’s pretty similar to what we see everywhere else.

David Ross

And is most of that business currently interregional business in the sense that it’s moving in or out of legacy Saia territories into the Northeast, or are you -- or I guess, what percentage is what I consider intraregional as well?

Fritz Holzgrefe

I’d say the vast majority of it is from our existing geography into the Northeast in and out.

Rick O’Dell

Actually, it’s over 90% to and from Saia’s legacy geography.

David Ross

Okay. And how long do you guys think that that might take to build up an intraregional footprint? Do you have to wait really until you finish the full terminal expansion over the next few years to start doing that?

Rick O’Dell

Yes, kind of, right. I mean, to really that aggressive overnight service and bill direct between them, you need to get a little bit of scale to you from incremental coverage areas. So, right now, I think we’re more attractive to customers in crossing our network. And then, it’s also good synergy for us crossing the network where you are getting multiple pickups and deliveries and build some route density within our existing geography as well. So, revenue per bill is higher, our length of haul in and out of there is probably in the 1,100-mile range right now. So, we’re more focused on that two-today freight there.

David Ross

All sounds good. Keep up the good work. Thank you.

Rick O’Dell

Thanks, David.

Fritz Holzgrefe

I just want to interject, just a quick -- to Scott Group follow-up question on the line haul miles. The rail is roughly 3.7% of our total linehaul miles. We’ve commented the total PT was 11.6%, so 3.7% would be rail related.

Operator

We’ll now hear from Jason Seidl of Cowen & Company.

Jason Seidl

Hey, Rick; hey, Fritz. Question as we look out to next year. Obviously, with the tight truckload market, historically LTLs have gotten spillover type freight, which has led to increases in weight per shipment. That tends to sort of bring down your reported yield numbers, which has nothing to do with pricing. But just from a modeling standpoint, how should we look at that going forward into 2018, and what kind of an impact that’s going to have on the reported yields?

Rick O’Dell

There are some correlation coefficients on what -- on what that -- say 50-pound change would be. I think it runs 35% on that. So, if you look at the percentage change on weight per shipment, I think it correlates to about 35% of the change. So, ballpark that would be way to look at it, right?

Jason Seidl

Okay. That’s really helpful. Thank you. And I apologize if this has been asked already on capital spending. And obviously, you are going to expand again next year as well. But, how should we look at that CapEx number 2018 versus 2017 on the net side? Is that going to run about equal to 2017?

Fritz Holzgrefe

No. You should see it increase somewhere around $250 million next year, maybe a touch higher. And the way to really break that apart is that it -- our IT, we’ve got to spend obviously on IT, that will stay relatively flat. We will probably see a modest increase or volume related increase on the equipment sort of investments and the balance is going to be real estate. We have got some terminal expansion projects in the works for 2018. So, those are -- that’s a big part of why the number is up year-over-year.

Jason Seidl

That’s all I have gentlemen. Thank you for your time.

Operator

It appears there are no further questions at this time.

Rick O’Dell

All right. Thank you for your interest today. We appreciate it.

Operator

That does conclude today’s conference. Thank you all for your participation. You may now disconnect.